Exhibit 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(DOLLARS IN THOUSANDS)

	Year Ended December 31,
	2009			2010			2011			2012			2013
Earnings
Income from continuing operations before provision for income taxes	$	447,662		$	518,894		$	473,547		$	503,771		$	305,862
Income from equity investees		(36,531)			(45,443)			(49,491)			(42,033)			(42,641)
Distributed income from equity investees		33,705			33,882			39,995			32,255			58,692
Interest and amortization of deferred finance costs		643,608			647,593			644,410			622,933			615,147
Amortization of capitalized interest		2,021			2,421			2,882			3,524			4,016
Implicit rental interest expense		59,384			62,116			63,695			68,207			71,853

Total earnings	$	1,149,849		$	1,219,463		$	1,175,038		$	1,188,657		$	1,012,929

Fixed Charges
Interest and amortization of deferred finance costs	$	643,608		$	647,593		$	644,410		$	622,933		$	615,147
Capitalized interest		16,649			11,316			20,998			23,933			10,492
Implicit rental interest expense		59,384			62,116			63,695			68,207			71,853

Total fixed charges	$	719,641		$	721,025		$	729,103		$	715,073		$	697,492

Ratio of earnings to fixed charges		1.60	x		1.69	x		1.61	x		1.66	x		1.45	x